Exhibit 99.1

News Release

Puma Biotechnology Announces Positive Outcome

of European Opposition Proceedings

Patent Claims for Treating Cancer with T790M Mutation Upheld

LOS ANGELES, Calif., Feb. 6, 2014 – Puma Biotechnology, Inc. (NYSE: PBYI), a development stage biopharmaceutical company, announced that the European Patent Office has upheld the claims in Puma’s licensed European patent (EP 1848414) which were being opposed by Boehringer Ingelheim International GmbH.

The intellectual property portfolio that was licensed from Pfizer in 2011 when Puma licensed neratinib included issued patents in a number of countries including Europe (EP 1848414) as well as pending patent applications in several countries including the United States relating to methods of treating gefitinib and/or erlotinib resistant cancer. More specifically, the patent that was issued in Europe in April 2011 included specific claims that included a pharmaceutical composition for use in treating cancer in a subject with a cancer having a mutation in EGFR with a T790M mutation. On November 28, 2011, Boehringer Ingelheim International GmbH filed an opposition to this patent asking for this patent to be revoked.

The Oral Proceedings of the European Patent Office were held in Munich, Germany on February 4, 2014. The decision of the European Patent Office was to uphold the granted claims of the European patent that relate to the T790M mutation without any modification. This included specific claims that include 1) claims for the pharmaceutical composition comprising an irreversible EGFR inhibitor for use in treating cancer in a subject having a T790M mutation; and 2) claims for the pharmaceutical composition for use in the treatment of numerous cancers, including lung cancer and non-small cell lung cancer.

“We are very pleased with the outcome of the opposition proceedings and more specifically that the claims related to the T790M mutation have been upheld,” said Alan H. Auerbach, Chief Executive Officer and President of Puma. “Although we have no plans to develop neratinib in cancers with a T790M mutation, we recognize the value of this important patent in our overall patent estate and in the T790M landscape and we are committed to strengthening our patent portfolio for the Company. We look forward to the continued advancement of this patent portfolio for T790M in other countries and the potential benefit that it may bring to the Company.”

Conference Call and Webcast

The Company will host a conference call to discuss the positive outcome of the European Opposition Proceedings at 2:00 p.m. PST (5:00 p.m. EST) on February 6, 2014.

The conference call may be accessed by dialing 1-877-709-8150 for domestic callers and 1-201-689-8354 for international callers. Please specify to the operator that you would like to join the “Puma Biotechnology Update Call.” The conference call will also be webcast live and accessible through the Investor Relations section of Puma’s website at http://www.pumabiotechnology.com/ir_events.html and will be archived there for 30 days following the call. Please visit Puma’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Puma Biotechnology

Puma Biotechnology, Inc. is a development stage biopharmaceutical company that acquires and develops innovative products for the treatment of various forms of cancer. The Company focuses on in-licensing drug candidates that are undergoing or have already completed initial clinical testing for the treatment of cancer and then seeks to further develop those drug candidates for commercial use. The Company is initially focused on the development of PB272 (oral neratinib), a potent irreversible tyrosine kinase inhibitor, for the treatment of patients with HER2-positive metastatic breast cancer and patients with non-small cell lung cancer, breast cancer and other solid tumors that have a HER2 mutation.

Further information about Puma Biotechnology can be found at www.pumabiotechnology.com.

Forward-Looking Statements:

This press release contains forward-looking statements, including statements regarding the Company’s development plans. All forward-looking statements included in this press release involve risks and uncertainties that could cause the Company’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors, which include, but are not limited to, the fact that the Company’s proprietary rights may not adequately protect its intellectual property, intellectual property rights are complicated and continuously evolving, coverage of patents is subject to interpretation by courts and this is not always consistent, defending the patentability of patents and patent applications, and defending against claims that the Company infringes third-party patents, can be expensive and time consuming, and the other risk factors disclosed in the periodic reports filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update these forward-looking statements, except as required by law.

Contacts:

Alan H. Auerbach or Mariann Ohanesian, Puma Biotechnology, Inc., +1 424 248 6500

info@pumabiotechnology.com

ir@pumabiotechnology.com

Andreas Marathovouniotis or David Schull, Russo Partners, +1 212 845 4235

andreas.marathis@russopartnersllc.com

david.schull@russopartnersllc.com

# # # # #